 NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                                     FOR IMMEDIATE RELEASE

                                                                     September 19, 2012

Norfolk Southern expects third quarter results to be below third quarter 2011

NORFOLK, VA. -- Norfolk Southern Corporation (NYSE:NSC) announced that third quarter 2012 earnings are expected to be in the range of $1.18 to $1.25 per diluted share, primarily due to volume declines in certain markets and lower revenues from fuel surcharges.

Decreased coal and merchandise shipments, offset in part by growth in intermodal volumes, are together expected to reduce revenues by approximately $120 million compared with third quarter 2011.

Fuel surcharge revenues are anticipated to be approximately $80 million below the same period last year.  Third quarter 2011 fuel surcharge revenues included a favorable lag-effect of $52 million, whereas results for the current quarter are expected to be impacted by an unfavorable lag-effect in the range of $25 to $30 million.

Norfolk Southern will discuss its expected third quarter performance during the Citi Global Industrials Conference in Boston on Thursday, Sept. 20, at 11 a.m.  Interested investors can listen via simultaneous webcast at http://www.veracast.com/webcasts/citigroup/industrials2012/81205327.cfm, and the presentation will be posted at www.nscorp.com.  Norfolk Southern will report earnings and other results after market close on Tuesday, Oct. 23.

Any statements contained in this news release that are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (noted in Norfolk Southern's SEC filings) which could cause actual results to differ.

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Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site: www.nscorp.com

                                  Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

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Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site:  www.nscorp.com